EXHIBIT 99.1

PC Mall Acquires Assets of Network Services Plus, Inc.

Adds Significant Remote Managed & Hosted Data Center Solutions to Services Capabilities

TORRANCE, CA — June 9, 2010 — PC Mall, Inc. (NASDAQ:MALL)  (“PC Mall”) announced today that Sarcom, Inc.(“SARCOM”), one of its wholly-owned subsidiaries, has acquired substantially all of the assets of Network Services Plus, Inc. (“NSPI”) as of June 8, 2010.  The terms of the transaction include an initial purchase price of $7.8 million, less a customary hold-back to settle indemnity claims.  PC Mall is also extinguishing substantially all of NSPI’s indebtedness, which net of acquired working capital is approximately $1.3 million.  Pursuant to the terms of the asset purchase agreement, NSPI’s shareholders can earn additional consideration based on the performance of the NSPI business over the next two years.

NSPI, primarily a provider of hosted data center and managed IT services in the southeastern United States, had approximately 73 employees as of the closing date, 53 of whom are billable IT resources.  Except for the founder of NSPI, Ted King, who is retiring from the NSPI business to pursue other interests, all of NSPI’s employees have joined the SARCOM team as of the closing date.  NSPI had unaudited revenues of approximately $6.4 million in the five months ended May 31, 2010, approximately 75% of which were service revenues.  As of the closing date, NSPI has recurring revenue contracts generating in excess of $800,000 per month in revenue.  NSPI’s areas of focus include data center services, remote managed IT services, including support of desktops, servers, networks and VoiP telephony systems, and professional services.  In addition, NSPI provides its customers a growing portfolio of cloud based SaaS (Software as a Service) and IaaS (Infrastructure as a Service) offerings leveraging their Atlanta SAS70 Type II-certified data centers.

Commenting on the acquisition, Frank Khulusi, PC Mall’s Chairman and Chief Executive Officer, said, “PC Mall generated over $88 million in service revenues in 2009. Growing our services business and enhancing our value proposition in services is a strategic priority for us.  The acquisition of NSPI represents a significant enhancement to our managed services offerings.   Their service capabilities are additive to our existing portfolio and by leveraging NSPI’s expertise, tools and management team, we will be able to better position ourselves to add value to our customers on multiple levels.  IT organizations continue to seek tools and technologies to increase the value and performance they drive into their end-user communities.  We believe the acquisition of NSPI will better position us to help those IT teams optimize their own environments, which in turn will help us grow our own services business.”

Stephen Moss, the Chief Operating Officer of NSPI, commented, “My team and I are excited to move forward as a part of SARCOM and PC Mall.  Our solutions are complementary to those of SARCOM and, as a part of the PC Mall family, we look forward to continuing to serve our growing base of clients while bringing new solutions and value to both existing and new clients of SARCOM and PC Mall.”

About PC Mall, Inc.:

PC Mall, Inc., together with its wholly-owned subsidiaries, is a value added direct marketer of technology products, services and solutions to businesses, government and educational institutions and individual consumers. Founded in 1987, PC Mall offers products, services and technology solutions through dedicated account executives, various direct marketing techniques, and three retail stores. The company also utilizes distinctive full-color catalogs under the PC Mall, MacMall, PC Mall Gov and SARCOM brands and the websites pcmall.com, macmall.com, pcmallgov.com, gmri.com, sarcom.com, abreon.com and onsale.com, and other promotional materials. Customer product orders are rapidly filled by a distribution center strategically located near FedEx’s main hub or by an extensive network of distributors, which is one of the largest networks in the industry.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements may include statements regarding the Company’s expectations, hopes or intentions regarding the future, including, but not limited to, expectations or statements related to our services capabilities, our services value proposition, the enhancement of our managed services, the ability of the acquisition to better position us to help our customers’ IT teams optimize their own environments and grow our services business. Forward-looking statements involve certain risks and uncertainties and actual results may differ materially from those discussed in any such statement. Factors that could cause our actual results to differ materially include without limitation the risks related to our ability to retain our key personnel and risks related to our ability to integrate acquisitions. Additional factors that could cause actual results to differ are discussed under the heading “Risk Factors” and in other sections of the Company’s Form 10-Q for the fiscal quarter ended March 31, 2010, on file with the Securities and Exchange Commission, and in the Company’s other periodic reports filed from time to time with the Commission. All forward-looking statements in this document are made as of the date hereof, based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statements.

Contact:

Joe Hayek, Executive Vice President

PC Mall, Inc.

310-354-5600